Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Firefly Neuroscience, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	2,559,645	(2)	$3.485	(3)	$8,920,362.83	$0.0001476	$1,316.65
Fees Previously Paid
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$8,920,362.83		$1,316.65
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$1,316.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Represents (i) 209,613 shares of common stock, par value $0.0001 per share (the “Common Stock”) issued upon the conversion of shares of Series C Preferred Stock, par value $0.0001 per share, to investors that participated in certain in private placements; (ii) 461,372 shares of Common Stock previously issued by the Company to certain shareholders after February 6, 2024, the effectiveness date of the Registration Statement on Form S-4, filed in connection with that certain Agreement and Plan of Merger, dated as of November 15, 2023 (as amended, the “Merger Agreement” and the transactions contemplated thereunder and consummated on August 12, 2024, the “Merger”); (iii) 319,207 shares of Common Stock issued to the investors in a private placement transaction, pursuant to that certain Securities Purchase Agreement, dated as of July 26, 2024, by and among the Company and each of the purchasers thereto; (iv) 504,323 shares of Common Stock issuable upon the exercise of certain pre-funded warrants; (v) 823,530 shares of Common Stock issuable upon the exercise of certain warrants; (v) 168,071 shares of Common Stock issuable upon the exercise of the Series C Warrants; (vi) 61,866 shares of Common Stock issuable upon the exercise of certain Series D Warrants; and (vii) 11,663 shares of Common Stock issuable upon the exercise of warrants issued to certain brokers as compensation in connection with certain transactions.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as quoted on the Nasdaq Capital Market on September 25, 2024, of $3.485 per share, which such date is within five business days of the filing of this registration statement.